List of significant subsidiaries of the Registrant

Group Company Name	Country of incorporation
WISeKey SA	Switzerland
WISeKey Semiconductors SAS	France
WiseTrust SA	Switzerland
WISeKey ELA SL	Spain
WISeKey SAARC Ltd	U.K.
WISeKey USA Inc*	U.S.A
WISeKey India Private Ltd**	India
WISeKey IoT Japan KK	Japan
WISeKey IoT Taiwan	Taiwan
WISeCoin AG	Switzerland
WISeKey Equities AG	Switzerland
WISeCoin France R&D Lab SAS	France
WISeKey Semiconductors GmbH	Germany
WISeKey Arabia - Information Technology Ltd	Saudi Arabia
WiseAI AG	Switzerland

*50% owned by WISeKey SA and 50% owned by WiseTrust SA

** 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG